Exhibit 10.14

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND

REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED

FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

MASTER DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

THIS MASTER DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT is made as of April 1, 2021 (the “Effective Date”) by and among CORNEAGEN INC. (“CorneaGen US”), a Delaware corporation, having an address at [Omitted] and its wholly owned subsidiary, CorneaGen Japan, LLC. (“CorneaGen Japan”) (CorneaGen US and CorneaGen Japan referred to collectively as “CorneaGen”) and S-RACMO CO., LTD. (“SR”), a joint venture between Sumitomo Chemical Co., Ltd. and Sumitomo Dainippon Pharma Co., Ltd. (“SUMITOMO”), with offices at 33-94 Enoki-Cho, Suita, Osaka, Japan. CorneaGen and SR are each individually a “Party” and collectively the “Parties.”

RECITALS:

WHEREAS, CorneaGen and SUMITOMO made the Joint Development Agreement, effective as of July 1, 2020 (the “JDA”), pursuant to which, among other things, CorneaGen gives SUMITOMO and its Affiliate (as defined below) the right to be an exclusive service provider for the Manufacturing (as defined below) the Product (as defined below) subject to the negotiation;

WHEREAS, SUMITOMO gave CorneaGen the notification as of December 23, 2020, which expresses its desire to cause one of its Affiliate, SR, to conduct the Manufacturing the Product (the “Notification”), based on the JDA;

WHEREAS, upon the Notification, the Parties and SUMITOMO diligently have negotiated in order to finalize the service agreement with respect to Manufacturing the Product; and

WHEREAS, the Parties have agreed to engage SR to perform certain Services (as defined below) related to the Product, on the terms and conditions set forth below and in SOWs (as defined below).

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the Parties set forth in this Agreement, the Parties agree to the recitals, terms and conditions set forth herein.

1. Definitions. Unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below.

1.1 “Affiliate” means, with respect to either CorneaGen or SR, any entity which controls, is controlled by or is under common control with CorneaGen or SR, as the case may be. As used in the definition of Affiliate, “control” means ownership of at least fifty percent (50%) of the voting stock or other equity interests of an entity or the power to manage, direct or cause the direction of the management and policies of such entity by contract or otherwise. CorneaGen Japan is deemed an Affiliate of CorneaGen and SUMITOMO and Sumitomo Chemical Co., Ltd. are deemed Affiliates of SR.

1.2 “Agreement” means this Master Development and Manufacturing Services Agreement, together with the Appendices attached hereto, as amended from time to time by the Parties in accordance with Section 14.6, whether or not reference to this “Agreement” is followed by the words Appendix, SOW, Quality Agreement or Change Order.

1.3 “Applicable Law” means all applicable ordinances, rules, regulations, laws, industry guidelines, requirements and court orders of any kind whatsoever of any competent Authority that may apply in Japan, as amended from time to time including GMP (if applicable) and Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices.

1.4 “Approved Subcontractors” has the meaning set forth in Section 5.1.

1.5 “Authority” means any competent government and/or prefectural regulatory authority in Japan that is responsible for granting approvals for the performance of Services under this Agreement or for issuing regulations pertaining to the Manufacture and/or use of Finished Product in Japan, including the Japan Ministry of Health, Labour and Welfare and Pharmaceuticals and Medical Devices Agency (PMDA).

1.6 “Background Intellectual Property” means any and all Intellectual Property (i) owned or controlled by a Party prior to the Effective Date or (ii) developed or acquired by or on behalf of a Party, including during the term of this Agreement but independently from the performance of this Agreement, that in each case, does not rely upon, use or make reference to all or any part of the Confidential Information or Intellectual Property of the other Party.

1.7 “Batch” means a set of LOTS Manufactured in almost the same time intended to secure at least one LOT of successful Manufacturing.

1.8 “Batch Fee” means the fee set forth in the applicable SOW under which CorneaGen shall pay with respect to a LOT or Batch.

1.9 “Certificate of Analysis” means a document signed by an authorized representative of SR, describing Specifications for and testing methods applied to a Product, and the results of such testing.

1.10 “Certificate of Compliance” means a document signed by an authorized representative of SR stating that a LOT of Product sampled and tested meets required Specifications.

1.11 “Change Order” has the meaning set forth in Section 5.3(a).

1.12 “Claim” means any claim, demand, action, suit, proceeding, charge, complaint, hearing or investigation brought by a Third Party.

1.13 “Close-Out Amounts” has the meaning set forth in Section 13.3.

1.14 “CorneaGen Improvement” means any and all Improvements, but specifically excluding SR Improvements.

1.15 “Confidential Information” has the meaning set forth in Section 10.1

1.16 “CorneaGen Approvals” has the meaning set forth in Section 5.5(a).

1.17 “CorneaGen Indemnified Parties” has the meaning set forth in Section 12.1.

1.18 “Delivery” has the meaning set forth in Article 7.

1.19 “Discloser” has the meaning set forth in Section 10.1.

1.20 “Effective Date” has the meaning set forth in the preamble.

1.21 “Equipment” means centrifuges, biological safety cabinets, double stack incubators and microscopes, in each case to the extent reasonably necessary for SR to perform the Services.

1.22 “Facility” or “SR’s Facility” means the facility(ies) identified in the applicable SOW.

1.23 “force majeure” has the meaning set forth in Section 14.2.

1.24 “Finished Product” means a fully packaged and labelled cell-based product containing the Product.

1.25 “Forecast” means has the meaning set forth in Section 5.7.

1.26 “GMP” means applicable current good manufacturing practices and regulations and other accepted standards governing manufacturing and testing practices of intermediates, drug substances, active pharmaceutical ingredients and finished pharmaceutical drug and biologic products, including without limitation (a) the regulations promulgated by the Japan Ministry of Health, Labour and Welfare and (b) any comparable Applicable Law promulgated by any applicable Authority having jurisdiction over the Manufacture of Product; in each case as in effect as of the Effective Date and as amended, promulgated or accepted by any applicable Authority from time to time, including GCTP (Good Gene, Cellular, and Tissue-based Products Manufacturing Practice).

1.27 “Improvement” means all of Intellectual Property which is created, conceived, developed, reduced to practice, authored or otherwise invented, discovered or made by a Party, during the performance of this Agreement.

1.28 “Indemnitee” has the meaning set forth in Section 12.3.

1.29 “Indemnitor” has the meaning set forth in Section 12.3.

1.30 “Initial SOW” means the first SOW agreed to and executed by the Parties on the Effective Date, and attached hereto as Appendix (as the same may be amended by the Parties pursuant to a Change Order or other written agreements).

1.31 “Intellectual Property” means any and all of the following: (i) inventions (whether or not patentable), Patents, ideas, discoveries, trade secrets, copyrights, copyright registrations, original works of authorship fixed in any tangible medium of expression, including works in both published and unpublished form, technology, developments, data, improvements, formulae, documentation, technical information, Trademarks, compositions of matter, materials, manuals, systems, processes, methods, procedures, models, hardware, software, formulations, articles of manufacture, designs, drawings, computer software (including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), databases, confidential and proprietary information (including know-how), and any other intellectual property, in each case, whether registered or unregistered and whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain, (ii) all registrations and applications (and rights to apply) for, and renewals or extensions of, any rights in any of the matters described in the foregoing clause (i), and (iii) any and all rights described in the foregoing clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

1.32 “Losses” has the meaning set forth in Section 12.1.

1.33 “LOT” means a Manufacturing unit using [***]. The term “LOT” expressly excludes any pre-engineering, engineering, verification or other pilot LOT.

1.34 “LOT Documentation” has the meaning set forth in Section 6.2.

1.35 “Manufacture” and “Manufacturing” means the performance of the Manufacturing Protocol.

1.36 “Manufacturing Protocol” means specified manufacturing protocols, partly summarized in Exhibit A of Appendix, necessary to produce Product, including the manufacturing, production, processing, formulation, fill, finish, packaging, labeling, handling, QC testing, stability testing, the Release and Delivery, storage of Product, described more particularly in the applicable SOW.

1.37 “Materials” means all materials which SR uses in the performance of Services including labels (if any) for Product, other than the Primary Raw Materials.

1.38 “Patents” means patents, patent rights, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations issued or pending therefrom anywhere in the world, together with any and all divisions, renewals, continuations and continuations-in-part thereof, and all patents granted thereon, and all additions, extensions, restorations, reissues, revalidations, registrations, re-examinations, re-examination certificates, certificates of invention and applications for certificates of invention, revalidations, substitutions, supplementary protection certificates, additions, utility models, and term restorations, extensions and foreign counterparts thereof.

1.39 “Permitted Agent” has the meaning as set forth in Section 10.3.

1.40 “Personal Information” means any data about an identified or identifiable individual, including data that identifies an individual or that could be reasonably used to identify, locate, track, or contact an individual, in any media or format, including computerized or electronic records and paper-based files. Personal Information includes both (i) directly identifiable information, such as a name, identification number or unique job title, Social Security number or other government-issued identifier, or credit card information, and (ii) indirectly identifiable information, such as date of birth, unique mobile or wearable device identifier, telephone number and Internet Protocol address, as well as key-coded data.

1.41 “Primary Raw Materials” means the corneal tissue derived from the donors, specified in the applicable SOW.

1.42 “Product” means any human corneal endothelial cells cultivated from the Primary Raw Materials and processed using the Manufacturing Protocol specified in the applicable SOW.

1.43 “Quality Agreement” has the meaning set forth in Section 2.3.

1.44 “QC” means quality control.

1.45 “Recipient” has the meaning set forth in Section 10.1.

1.46 “Records” has the meaning set forth in Section 5.4.

1.47 “Release” means the release of Product pursuant to the applicable SOW and the applicable Quality Agreement.

1.48 “Representative” has the meaning set forth in Section 3.1.

1.49 “Service Instruments” has the meaning set forth in Section 9.5.

1.50 “Services” means the Manufacturing and/or other services described in the applicable SOW fully signed by the Parties.

1.51 “SOP” means the written standard operating procedures and methods of SR, as the same may be amended, in SR’s sole discretion from time to time, provided that in no event shall SOP include any Specifications and Manufacturing Protocol.

1.52 “SOW” means a written, fully signed, statement of work referencing this Agreement, for the performance of Services by SR under this Agreement (as the same may be amended by the Parties pursuant to a Change Order or other written agreements, in which case references to SOW means such SOW as so amended).

1.53 “Specifications” means, with respect to each LOT, in each case at the time Manufacture of such LOT is initiated, the list of tests, references to any analytical procedures and appropriate acceptance criteria to Manufacture a LOT which are shown in Exhibit B of Appendix and described more particularly in the applicable SOW and/or Manufacturing Protocol and/or Quality Agreement.

1.54 “SR Improvement” means an Improvement to or expansion of SR’s Background Intellectual Property which is created, conceived, developed, reduced to practice, authored or otherwise invented, discovered or made by SR.

1.55 “SR Indemnified Parties” has the meaning set forth in Section 12.2.

1.56 “SR Non-Conforming LOT” means a LOT of Product that fails to conform to the Specifications and such non-conformance results from SR’s Material Failure to Manufacture the Product in compliance with (a) GMP or (b) the Manufacturing Protocol. For the purposes of this definition, “Material Failure” means any failure by SR in the manufacturing the Product as a result of material failure to comply with Manufacturing Protocol and objectively concluded as having a serious impact on quality of the Product. The determination of whether or not there has been a Material Failure shall be determined in good faith by the Parties taking into consideration the nature of the Product and/or Primary Raw Material, the completeness of the Manufacturing Protocol (including the historical success rate of the Manufacturing Protocol) and any other element reasonably necessary to be considered.

1.57 “Termination Effective Date” means the date upon which termination by a Party of this Agreement is effective, described in Section 13.2.

1.58 “Third Party” means any party other than CorneaGen, SR and their respective Affiliates.

1.59 “Trademarks” means trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos, slogans, domain names and all goodwill associated therewith.

1.60 “Use of Confidential Information” has the meaning set forth in Section 10.4.

2. Engagement of SR.

2.1 Exclusive Service Provider. During the term of this Agreement, CorneaGen hereby exclusively appoints SR as a service provider for the Manufacturing the Product for Japanese market and shall not, without any prior written consent of SR, commission the Services or any services similar to the Service to any Third Party or its Affiliates.

2.2 Services and SOWs. This Agreement contains terms and conditions under which CorneaGen engages SR to provide, and SR shall provide, Services, in all cases subject to a fully signed SOW (which SOW may be amended by the Parties in accordance with this Agreement). Each such SOW shall contain the material terms for the Service, and shall include the scope of work. Services, Manufacturing Protocol, deliverables, timelines, milestones, quantity, budget, payment schedule and such other details and special arrangements as are agreed to by the Parties with respect to the activities to be performed under such SOW. No SOW shall be effective unless and until it has been agreed to and signed by authorized representatives of both Parties. Each fully signed SOW shall be subject to the terms of this Agreement and shall be incorporated herein and form part of this Agreement.

2.3 Quality Agreement. The Parties shall agree upon a quality agreement containing, among other provisions, quality assurance provisions for the Manufacture of Product, the respective roles of CorneaGen and SR in the processes, the standards and procedures for the handling of any deviations from the usual quality standards or Release requirements, the allocation of responsibilities for reporting of these matters, and related subjects (“Quality Agreement”).

2.4 Conflict Between Documents. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any SOW, Quality Agreement or other document used by the Parties, the terms of this Agreement control and take precedence, except to the extent that the applicable SOW or Quality Agreement expressly and specifically states an intent to supersede this Agreement on a specific matter. For clarity, if there are terms in one agreement or document, that are not in another agreement or document, such silence does not constitute a conflict, discrepancy or inconsistency.

3. Performance.

3.1 Representatives. Each Party shall appoint a representative having primary responsibility for day-to-day interactions with the other Party in respect of the Services (each, a “Representative”). The Representative shall be identified in the applicable SOW. Each Party may change its Representative by providing written notice to the other Party in accordance with Section 14.3; provided that each Party shall use reasonable efforts to provide the other Party with at least [***] prior written notice of any change in its Representative. Except for notices or communications required or permitted under this Agreement, which shall be subject to Section 14.3, or unless otherwise mutually agreed by the Parties in writing, all communications between SR and CorneaGen regarding the conduct of the Services pursuant to such SOW shall be addressed to or routed directly through the Parties’ respective Representatives in Japanese.

3.2 Communications. The Parties shall hold a team meeting via teleconference, web conference or in person, on a periodic basis as agreed upon by the Representatives or as otherwise set forth in the applicable SOW.

3.3 Cooperation. Upon SR’s request, CorneaGen shall, at its sole costs and expenses, cooperate fully, and procure full cooperation from Kyoto Prefectural University of Medicine (“KPUM”), to provide to SR any knowledge and information relating to Manufacturing Protocols which are necessary for the performance of the Service. For clarity, the cooperation of CorneaGen under this Section 3.3 includes [***].

3.4 Any document. CorneaGen acknowledges and agrees that any data, report, document and any tangible form (including, but not limited to, LOT Documentation and deliverables) provided to CorneaGen under this Agreement may be in Japanese language and SR shall not be obligated to provide CorneaGen with English translation thereof even if not in already in English.

4. Materials and Equipment.

4.1 Primary Raw Materials. CorneaGen shall, at its sole cost and expenses, provide any Primary Raw Materials in accordance with the Forecast before SR commences the Manufacturing the Product using such Primary Raw Materials specified in the applicable SOW. Upon receipt, SR shall promptly review such Primary Raw Material for conformity to the specifications as set forth in the applicable SOW. If out of specification or defect(s) is found in the Primary Raw Material, SR shall notify CorneaGen, and CorneaGen shall promptly provide replacement Primary Raw Material. If necessary, the Parties shall work in good faith to adjust the schedule set forth in the applicable SOW, including with respect to any Forecasts. CorneaGen shall guarantee that Primary Raw Materials shall meet applicable laws including human ethics guidelines in accordance with the ethical standards as set forth in the 1964 Declaration of Helsinki and whose use shall be free from any applicable laws with respect to protection of personal information. CorneaGen shall be responsible, at its sole costs and expenses, for any and all customs duties, clearance charges, taxes, brokers’ fees and other amounts payable in connection with the importation and provisions of the Primary Raw Material; provided that, SR shall, upon CorneaGen’s request, at CorneaGen’s costs and expenses, cooperate with CorneaGen to do any procedure necessary to import and provide the Primary Raw Material to SR.

4.2 Storage of Materials. SR shall provide within the Facility an area or areas where the Materials, Primary Raw Materials, Product, any intermediates, components and derivatives of Materials or Product and any work in process are stored in accordance with the Specifications, and GMP (if GMP is applicable). While at the Facility, SR shall take commercially reasonable measures to protect Primary Raw Materials, Product, any intermediates, components and derivatives of Product and any work in process from loss, damage and theft. SR shall handle, use, store and dispose of Primary Raw Materials with due care and in compliance with CorneaGen’s instructions as set forth in the applicable SOW and GMP (if GMP is applicable). SR shall use the Primary Raw Materials solely in connection with the Services in accordance with this Agreement, and not share the Primary Raw Materials with, or use the Primary Raw Materials for the benefit of, any Third Party other than Approved Subcontractor solely in connection with the Services. Following the Termination Effective Date, SR shall destroy or return to CorneaGen at CorneaGen’s sole costs and expenses all unused quantities of Primary Raw Materials according to CorneaGen’s written directions.

4.3 Equipment. SR shall be responsible for obtaining, preparing and maintaining the Equipment in the Facility, which is necessary and useful to perform the Service. For clarity, CorneaGen acknowledges and agrees that SR is not required to make any particular investment in its Facility and/or equipment in order to perform the Services.

5. Services; Manufacture of Product.

5.1 Use of Subcontractors. SR may use Third Party from time to time to undertake certain Services; provided that CorneaGen has given its written approval in each instance prior to the use of such Third Party, such approval not to be unreasonably withheld after taking into consideration all relevant factors, including associated costs (“Approved Subcontractors”). CorneaGen hereby confirms that SUMITOMO and Sumika Chemical Analysis Service, Ltd. (“SCAS”) are Approved Subcontractors. A list of existing Approved Subcontractors and associated fees to be paid to such Approved Subcontractors shall be included in the applicable SOW. SR shall manage and remain primarily responsible for the performance of any Approved Subcontractors.

5.2 Facility.

(a) Performance of Services. SR shall perform the Services at the Facility, provide all staff necessary to perform the Services in accordance with the terms of the applicable SOW and this Agreement and, except as otherwise set forth in an SOW, hold at such Facility, all Equipment, Materials and other items used in the Services. SR shall not change the location of such Facility or use any additional facility for the performance of Services under this Agreement without the prior written consent of CorneaGen. Notwithstanding the above, CorneaGen acknowledges that SR will use SR’s new-CPC facility with Manufacturing Protocol 2 or 3 or other variant of improved manufacturing protocol, when the SR’s new-CPC facility will be ready for use, as indicated in Appendix and Exhibit C of Appendix.

(b) Validation. SR shall be responsible for performing any required validation of the Facility, Equipment and cleaning and maintenance processes in accordance with SR’s SOPs, GMP (if applicable), the applicable Quality Agreement, and the applicable SOW. SR shall provide CorneaGen with the document certifying the completion of the validation at no more frequently than [***]. In the event that CorneaGen is required by the Authority or in accordance with Applicable Laws to, or CorneaGen reasonably considers necessary to, submit associated validation reports to the Authority, CorneaGen shall notify SR in writing no later than [***] after the date when CorneaGen receives such requirement or considers such submission is necessary and SR shall cooperate with CorneaGen reasonably and legally required.

(c) Licenses and Permits. SR shall be responsible for obtaining, at its expense, any licenses, permits or approvals from the Japanese Ministry of Health, Labour and Welfare and other applicable Authorities necessary for the performance of Services by SR under this Agreement. Following CorneaGen’s written request, SR will provide CorneaGen with copies of all applicable licenses, permits or approvals and, subject to the obligations of confidentiality set forth in this Agreement including with respect to the Act on Securing Quality, Efficacy and Safety of Products Including Pharmaceuticals and Medical Devices. CorneaGen shall have the right, during the term of this Agreement, to use any and all information contained in such licenses, permits or approvals if and solely to the extent required by any relevant Authorities and the Japanese Ministry of Health, Labour and Welfare to permit CorneaGen to obtain the CorneaGen Approvals.

(d) Access to Facility. CorneaGen shall have the right, upon [***] prior written notice, at its sole costs and expenses, to make up to [***] of its employees, to periodically audit SR’s Facilities during regular business hours for the purpose of assuring that any Service is performed in accordance with this Agreement, including review at the Facility of safety and quality SOPs, plans, data, Records and implementation and with respect to the Manufacturing any LOT, provided however that, SR shall not be obligated to disclose any confidential information of Third

Party and may redact such confidential information from the documents to be reviewed by CorneaGen. Such audit right in the foregoing sentence may only be exercised no more frequently than annually other than in the case of breach or alleged breach of this Agreement. SR shall provide CorneaGen with a copy of all written plans and materials prepared in connection with the Services or with respect to Manufacturing any LOT. CorneaGen and SR shall in good faith discuss the results of any review by CorneaGen. CorneaGen shall also have the right, at its sole costs and expenses, to conduct “mock” pre-approval inspection. CorneaGen shall (and shall cause its duly authorized representatives to) (a) comply with SR’s reasonable instructions and/or monitoring and general access control policies then in effect, at all times any CorneaGen representatives are in the Facility and (b) previously enter into a confidentiality agreement reasonably satisfactory to SR limiting its disclosure of the information to authorized representatives. Except for information related to CorneaGen Background Intellectual Property and CorneaGen Improvements, information disclosed by SR to CorneaGen or any of its representatives during the audit, including disclosures made in connection with this Section 5.2(d), is subject to the confidentiality provisions set forth in Article 10.

5.3 Changes to SOWs, Manufacturing Protocol and Specifications.

(a) Changes to SOWs. If the scope of work of an SOW changes, then the applicable SOW may be amended as provided in this Section 5.3(a). If a required modification to an SOW is identified by CorneaGen or by SR, the identifying Party shall notify the other Party in writing as soon as reasonably possible. Following identification by either Party of any such required modification, the Parties shall work together to implement a change order containing a description of the required modifications and their effect on the scope, fees, costs, expenses and timelines specified in the applicable SOW executed by the Parties (“Change Order”). No Change Order shall be effective unless and until it has been signed by authorized representatives of both Parties. SR shall continue to work under the existing SOW during any negotiation period of a Change Order prior to its execution and CorneaGen shall continue to pay for such work. The scope of work contemplated by the SOW shall not change until the Change Order is signed by authorized representatives of both Parties. SR shall have no obligation to commence work under any Change Order until it is authorized in writing by CorneaGen and SR to do so. Subject to the terms of the applicable Change Order and applicable SOW, CorneaGen shall be responsible for all additional fees, costs and expenses set forth in any agreed Change Order or continued performance under any existing SOW, whether the modifications are proposed by CorneaGen or SR.

5.4 Record and Sample Retention.

(a) Records. SR shall keep in a secure location records of the Services performed by SR under this Agreement, in form and substance as specified in the applicable SOW, the applicable Quality Agreement, and this Agreement (collectively, the “Records”). CorneaGen shall be entitled to a copy of relevant Records following written request therefor. SR shall not transfer, deliver or otherwise provide any such Records to any Third Party, without the prior written approval of CorneaGen. All original Records of the Manufacture of Product under this Agreement shall be retained and archived by SR in accordance with Applicable Law governing Manufacture of Product, but in no event for less than [***] following completion of the applicable SOW. On or after [***] following completion of an SOW, copies of Records shall be sent to CorneaGen or CorneaGen’s designee at CorneaGen’s sole costs and expenses; provided, however, that CorneaGen may elect to have the Records retained in SR’s archives for an additional period of time at CorneaGen’s sole cost and expense.

(b) Product Samples. SR shall take and retain samples of Product for such period and in such quantities as may be required by GMP (if applicable) and the applicable Quality Agreement. Following CorneaGen’s written request, SR shall submit requested samples to CorneaGen, at CorneaGen’s sole cost and expense.

5.5 Regulatory Matters.

(a) Regulatory Approvals. Unless otherwise set forth in an applicable SOW, CorneaGen shall be responsible for obtaining, at its sole cost and expense, all approvals, licenses and permits of any governmental authority, including any Authority, necessary for CorneaGen’s commercialization, distribution, marketing, sale and all other uses of the Finished Product (“CorneaGen Approvals”). SR shall use its commercially reasonable efforts to advise CorneaGen of required CorneaGen Approvals and strategy for obtaining such CorneaGen Approvals. SR shall, at CorneaGen’s sole costs and expenses, provide CorneaGen with copies of Records addressing the Manufacture of Product, that, in each case, (i) are in the possession or under the control of SR, (ii) are applicable to the Manufacture of Product hereunder, and (iii) are required to enable CorneaGen to obtain the CorneaGen Approvals.

(b) Regulatory Inspections. In the event that Authority desires to conduct an inspection of SR with regard to this Agreement, the Parties agree to cooperate with Authority. Any third-party costs and expenses incurred by SR in connection with inspection of SR shall be borne by CorneaGen. Subject to SR’s obligations of confidentiality to any Third Party, to the extent practicable and if not prohibited by Applicable Law or the applicable Authority, SR may request up to two CorneaGen subject matter experts be available to assist SR in any inspection by an Authority to the extent such inspection is specific to the Product Manufactured for CorneaGen by SR pursuant to this Agreement. In such case, any fees to be paid to such experts shall be borne by SR. SR shall (unless prohibited by Applicable Law or the applicable Authority) provide CorneaGen with a copy of any report or other written communication received from the applicable Authority in connection with such inspection relating to the Product or the Facility (if it is specific to or directly affects the Manufacture of Product), which communication shall be redacted to remove information pertaining to or affecting any Third Party. SR shall provide CorneaGen with a copy of that portion of any written response submitted to the applicable Authority that directly addresses the Manufacture of Product or the Manufacturing Protocol.

5.6 Waste Disposal; Safety Procedures. SR shall be responsible for collection, storage, handling, transportation, movement and release of waste generated in connection with the Services at SR’s sole costs and expenses in a manner consistent with any Applicable Law.

5.7 Forecast.

(a) The Parties shall cause each SOW to include a purchase forecast (“Forecast”) of the Manufacturing order of the Product.

6. Testing and Acceptance Process.

6.1 Testing by SR. Each LOT shall be sampled and tested against the Specifications, and the quality assurance department of SR shall review the documentation relating to the Manufacture of the LOT and assess if the Manufacture has taken place in compliance with GMP (if applicable) and the Manufacturing Protocol.

6.2 LOT Documentation. If, based upon the tests and documentation review performed under Section 6.1, a LOT conforms to the Specifications and was Manufactured according to GMP (if applicable) and the Manufacturing Protocol, then a Certificate of Compliance shall be completed and approved by the quality assurance department of SR. Such Certificate of Compliance, a Certificate of Analysis, the Specifications, and a copy of the LOT records (collectively, the “LOT Documentation”) for each LOT shall be transferred to CorneaGen. Within [***] in Japan after the receipt of LOT Documentation, CorneaGen shall, by itself or through its designee, confirm the accuracy of the description of the LOT Documentation. If CorneaGen finds there is any deficiency in the LOT Documentation, CorneaGen shall notify SR of such deficiency no later than [***] in Japan after completion of the confirming the LOT Documentation. If CorneaGen fails to provide a notification to SR within [***] in Japan after the receipt of the LOT Documentation, such LOT Documentation shall be deemed to have been accepted by CorneaGen. If CorneaGen requires additional copies of such LOT Documentation, these shall be provided by SR to CorneaGen at CorneaGen’s sole costs and expenses following CorneaGen’s written request.

6.3 SR Non-Conforming LOT; Remedies. If the Parties agree, or if determined in accordance with Section 6.6, that a LOT is a SR Non-Conforming LOT that cannot be used for any purpose, then SR shall as soon as reasonably practicable, Manufacture a new LOT at no additional Batch Fee to CorneaGen with respect to such new LOT.

6.4 No SR Non-Conforming LOT; Payment by CorneaGen. If there is non-conformity to Specification but such non-conformity is not a SR Non-Conforming LOT, the Parties shall negotiate in good faith an amount of payment by CorneaGen for such LOT, taking into consideration the nature of the Product and/or Primary Raw Material, the completeness of the Manufacturing Protocol (including the success rate of the Product), the time and costs and expenses incurred by SR associated with producing such LOT and any other element reasonably necessary to be considered. Notwithstanding the foregoing, if remaining LOT of the same Batch as such non-conformity arises in is not non-conformity to Specification and such Batch yields the expected quantity and quality of Product, CorneaGen shall remain responsible for payment to SR of all fees, costs, and expenses on the payment terms associated with Manufacture of the applicable LOT as are set forth in the SOW. For clarity, SR shall not be obligated to refund to CorneaGen any fee, cost and expense which SR already was paid under applicable SOW. SR shall notify CorneaGen of any non-conformity to Specification of any LOT, including any in-process LOT, promptly upon becoming aware of such non-conformance.

6.5 Disposition of Product. The ultimate determination on whether or not the SR Non-Conforming LOT, any other non-conforming Product and sample thereof are returned to CorneaGen or destroyed by SR shall be the responsibility of CorneaGen’s quality assurance department. Any costs and expenses for return or destruction shall be borne by CorneaGen unless such costs and expenses are only related to SR Non-Conforming LOT.

6.6 Disputes. In case of any disagreement between the Parties as to whether Product is a SR Non-Conforming LOT, the quality assurance representatives of the Parties shall attempt in good faith to resolve any such disagreement and CorneaGen and SR shall follow their respective standard operating procedures to determine whether such Product is a SR Non-Conforming LOT. If the foregoing discussions do not resolve the disagreement within [***], a representative sample of such LOT of Product and/or relevant documentation shall be submitted to an independent Third Party laboratory or an independent Third Party quality expert, as applicable (in the case of an alleged failure to meet Specifications) and/or independent Third Party GMP consultant (in the case of an alleged failure to comply with GMP), as appropriate, that is, in each case, mutually agreed upon by the Parties, for testing and final determination of whether such Product is a SR Non-Conforming LOT. The laboratory and consultant, as applicable, must be of recognized standing in the industry, and consent to the appointment of such laboratory and consultant shall not be unreasonably withheld or delayed by either Party. Such laboratory and consultant shall use the test methods contained in the applicable Specifications. The determination of conformance by such laboratory and/or consultant, as applicable, with respect to such Product shall be final and binding on the Parties absent manifest error. The fees, costs and expenses of the laboratory and/or consultant, as applicable, incurred in making such determination shall be paid by the Party against whom the determination is made.

7. Shipping and Delivery. SR shall deliver LOTS of Product at SR’s Facility to an agent of the CorneaGen-designated carrier on such dates as may be set forth in an SOW or otherwise agreed by the Parties following Release (“Delivery”). In all cases, SR is responsible for LOTS of Product until, but not following, Delivery of such LOTS of Product and title and risk of loss of all LOTS of Product pass to CorneaGen upon Delivery. Until Delivery, SR shall store and safeguard such LOTS of Product in accordance with the temperatures set forth in the Quality Agreement for the durations set forth in the applicable SOW (or as otherwise instructed by CorneaGen in writing).

8. Payment of Fees.

8.1 Price; Payments. The price of Product and/or the fees, costs and expenses related to the performance of Services shall be set forth in the applicable SOW. All payments specified in this Agreement are Japanese Yen and all payments shall be made in Japanese Yen by wire transfer to a bank account specified by SR by the end of the month following the month in which an invoice is received. CorneaGen shall be responsible for any remittance fees in connection with any payment to SR under this Agreement and applicable SOW.

8.2 Invoices. SR shall invoice CorneaGen US in English language and send to CorneaGen Japan by email according to the invoice schedule in the applicable SOW, except to the extent of amounts payable pursuant to other applicable Sections of this Agreement. If CorneaGen does not satisfy, in full, any payment obligation when due under this Agreement (other than amounts disputed in good faith and with reasonable justification), all outstanding unpaid and undisputed amounts shall accrue interest at a default interest rate of the maximum amount permitted by Applicable Law from the date payment was first due until the date of payment in full of such undisputed amounts.

8.3 Taxes. All duty, sales, use or excise taxes imposed by any governmental entity that apply to the provision of Services shall be borne solely by CorneaGen (other than taxes based upon the income of SR).

9. Intellectual Property Rights.

9.1 CorneaGen Background Intellectual Property; Grant to SR. All rights, title and interest in and to CorneaGen’s Background Intellectual Property shall remain solely in CorneaGen and no right or interest therein is transferred or granted to SR under this Agreement, except for the limited license as specified in this Section 9.1. CorneaGen hereby grants SR a worldwide, non-exclusive, non-transferable, sublicensable to its Affiliates, paid-up, royalty-free license under the CorneaGen’s Background Intellectual Property to SR to perform the Services for CorneaGen pursuant to this Agreement. Such license shall expire upon the termination or expiration of the Agreement and any and all applicable SOWs executed between CorneaGen and SR therefor.

9.2 SR’s Background Intellectual Property. All rights, title and interest in and to SR’s Background Intellectual Property and SR Improvement shall remain solely in SR and no right or interest therein is transferred or granted to CorneaGen under this Agreement.

9.3 CorneaGen Improvement and SR Improvement.

(a) CorneaGen shall hold all right, title and interest in and to all CorneaGen Improvements. SR shall assign, and hereby assigns to CorneaGen all right, title, and interest in and to all CorneaGen Improvements. SR shall ensure that each of its employees is obligated to assign all CorneaGen Improvement to CorneaGen. Unless otherwise agreed in writing by CorneaGen, SR shall cause each its Subcontractors to assign all CorneaGen Improvements to CorneaGen. SR shall promptly provide CorneaGen with written notice, in reasonable detail, of any CorneaGen Improvement arising directly from performance of the Services and provide CorneaGen with written materials related to all such CorneaGen Improvement Unless otherwise specified in this Agreement, SR may not disclose to any Third Party other than SR’s Subcontractor, implement or use any CorneaGen Improvement without the prior written consent of CorneaGen. SR shall make, and shall cause its employees and Subcontractors to make, any commercially reasonable efforts to take commercially reasonable actions, including the execution of documents, reasonably requested by CorneaGen, and at CorneaGen’s costs and expense, to effect such assignment. CorneaGen shall have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole costs and expense, the CorneaGen Improvements. SR shall make, and shall cause its employees to make any commercially reasonable efforts to take any commercially reasonable actions, including but not limited to the execution of documents, reasonably requested by CorneaGen and at CorneaGen’s sole costs and expenses, to assist CorneaGen with such prosecution and enforcement efforts. CorneaGen Improvements shall be deemed licensed to SR under the license of CorneaGen’s Background Intellectual Property pursuant to Section 9.1.

(b) SR shall hold all right, title and interest in and to all SR Improvements. SR shall have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend, at its sole expense, the SR Improvement. Upon CorneaGen’s written request, SR shall grant CorneaGen a worldwide, non-exclusive, non-transferable, sublicensable to its Affiliates, paid-up, royalty-free license under the SR Improvement for the purposes of manufacturing the Product.

(c) To the extent that SR desires to license CorneaGen Improvements that apply generally to development or manufacturing services or the development or manufacture of regenerative medicine or cell or gene therapies or cell or gene immune or other therapies, CorneaGen is willing to discuss licensing terms when such CorneaGen Improvement is identified.

9.4 No Express or Implied Licenses. Except to the extent expressly set forth in Section 9.1 of this Agreement, neither Party shall acquire any right, title or interest (express or implied) in any of the Patents, Trademarks, copyrights or other Intellectual Property belonging or licensed by a Third Party to the other Party. No right or license, whether express or implied (by implication, estoppel or otherwise), is granted to one Party by the other Party, except to the extent expressly authorized by this Agreement.

9.5 Service Instruments. Protocols, methods, controls, SOPs, specifications, products, materials, tools, methodologies, technologies, SR Background Intellectual Property, instruments, or documents that are (i) owned or controlled by SR, and generally used by SR in the normal course of its business for itself or third-parties and (ii) used by SR in performing the Services under this Agreement, (collectively, “Service Instruments”) are used to the extent reasonably necessary in order to perform the Services, and SR shall retain all common law, statutory, ownership, and other rights in such Service Instruments. For clarity, the term “Service Instruments” does not include CorneaGen Background Intellectual Property, CorneaGen Improvements or LOT Documentation produced by SR as a result of Services.

10. Confidentiality.

10.1 Definition. “Confidential Information” means any and all non-public scientific, technical, financial regulatory or business information, or data or trade secrets in whatever form and however disclosed (in writing, verbally or visually) that is furnished or made available by one Party (the “Discloser”) to the other (the “Recipient”) or developed by either Party under this Agreement. Confidential Information shall include the contents of this Agreement, SOW and Quality Agreement and any agreement or arrangement entered into pursuant to this Agreement. Confidential Information of CorneaGen includes Primary Raw Materials, Records and CorneaGen Background Intellectual Property, CorneaGen Improvements, development and marketing plans, regulatory and business strategies, financial information, and forecasts of CorneaGen. Confidential Information of SR includes SR Background Intellectual Property, SR Improvements, Service Instruments, development and marketing plans, regulatory and business strategies, financial information, forecasts of SR.

10.2 Confidentiality Obligations. Recipient agrees to (a) hold in confidence all of Discloser’s Confidential Information, and not disclose Discloser’s Confidential Information except as expressly provided in Section 10.3, without the prior written consent of Discloser; (b)

use Discloser’s Confidential Information solely as permitted under this Agreement to carry out Recipient’s obligations under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own confidential information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to carry out Recipient’s obligations or as permitted under this Agreement (and any agreements executed pursuant to this Agreement), with all such reproductions being considered Discloser’s Confidential Information.

10.3 Permitted Disclosure. Recipient may provide Discloser’s relevant Confidential Information to its Affiliates, (and in the case of SR, to Approved Subcontractor) and to its and their directors, employees, financing sources, consultants, contractors, professional advisors and agents (each of which has reviewed or had access to the Discloser’s Confidential Information, a “Permitted Agent”) but only to the extent required to accomplish the purposes of this Agreement; provided, however, that in each case (a) each of Permitted Agent has a bona fide need to know Discloser’s Confidential Information to perform its obligations under this Agreement, (b) are bound by obligations of confidentiality with respect to the Discloser’s Confidential Information that are at least as restrictive as those set forth in this Agreement; and (c) Recipient remains liable for the actual or threatened breach of its Permitted Agents of such obligations. If Recipient is required by any competent governmental authority or by order of a court of competent jurisdiction or to comply with applicable law or to defend or prosecute litigation to disclose any Confidential Information of Discloser, Recipient shall (unless prohibited by applicable law) provide Discloser prior written notice of such requirement or order a reasonable time prior to disclosure and Recipient shall take all reasonable and lawful actions, at Discloser’s sole costs and expenses, to avoid or minimize the degree of such disclosure, and cooperate reasonably with Discloser, at Discloser’s sole costs and expenses, in any efforts to seek a protective order. If disclosure of Discloser’s Confidential Information is nevertheless required, Recipient shall disclose only that portion of Discloser’s Confidential Information that is legally required and then only to those parties legally required. Disclosure of Confidential Information pursuant to this provision shall not alter the confidential nature of the information or its treatment as “Confidential Information” for purposes of the balance of this Agreement.

10.4 Use of Confidential Information. Recipient shall not, and shall cause its Permitted Agents not to, directly or indirectly (a) make any use of Discloser’s Confidential Information, including use of any data or information derived from, or obtained through direct or indirect use of, or wholly or partly based upon, such Confidential Information (collectively, “Use of Confidential Information”) other than for the performance of its obligations or exercise of its rights under this Agreement, (b) facilitate, authorize or allow any Third Party to make any Use of Confidential Information other than for the performance of its obligations or exercise of its rights under this Agreement, or (c) accept any benefit from Use of Confidential Information other than for the performance of its obligations or as permitted under this Agreement.

10.5 Exceptions. Recipient’s obligations of non-disclosure and limitations on Use of Confidential Information shall not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate, by competent proof:

(a) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act or omission on the part of Recipient;

(b) is in Recipient’s possession at the time of disclosure other than as a result of Recipient’s or its Affiliate’s breach of any legal obligation, as demonstrated by competent and contemporaneous written documentation;

(c) becomes known to Recipient or its Affiliates on a non-confidential basis through disclosure by sources other than the Discloser having the legal right to disclose such Confidential Information; or

(d) is independently developed by Recipient or its Affiliates without reference to or reliance upon Discloser’s Confidential Information, as demonstrated by competent and contemporaneous written documentation.

10.6 Injunctive Relief. Recipient agrees that monetary damages would not be a sufficient remedy for any threatened or actual breach by Recipient or Permitted Agents, of the obligations of confidentiality and limitations on Use of Confidential Information in this Article 10 and that Discloser, without posting any bond, is entitled to equitable relief including an injunction to stop any actual or threatened breach. Discloser is entitled to pursue all available remedies, at law or in equity, alternatively or cumulatively, in the event of a threatened or actual breach by Recipient of this Article 10.

11. Representations and Warranties.

11.1 SR Representations and Warranties. SR represents and warrants to CorneaGen that:

(a) it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, that are inconsistent with the provisions of this Agreement;

(b) the execution and delivery of this Agreement by SR has been authorized by all requisite corporate action and this Agreement is and shall remain a valid and binding obligation of SR, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(c) SR shall obtain and maintain in effect during the term of this Agreement all licenses and approvals required by the applicable Authorities pursuant to Section 5.2(c);

(d) SR has obtained and maintained in effect and shall maintain SR Background Intellectual Property necessary for SR to provide the Services contemplated by this Agreement;

(e) SR (i) has not, during the past three years, been or disqualified by any Authorities from performing specific services, and are not subject to a pending disqualification proceeding; and (ii) has not, during the past three years, been convicted of a criminal offense related to the provision of healthcare items or services and are not subject to any such pending action; and

(f) as of the Effective Date, there is no claim, suit, proceeding or other investigation pending, or to SR’s knowledge, threatened, which is likely to prevent or materially affect SR’s ability to perform its obligations hereunder.

11.2 CorneaGen Representations and Warranties. CorneaGen represents and warrants to SR that:

(a) it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights held by other parties, private or public, that are inconsistent with the provisions of this Agreement;

(b) the execution and delivery of this Agreement by CorneaGen has been authorized by all requisite corporate action and this Agreement is and shall remain a valid and binding obligation of CorneaGen, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors;

(c) CorneaGen has the right to grant the licenses granted to SR under this Agreement and has obtained and maintained in effect and shall maintain in effect during the term of this Agreement all licenses, approvals and consents applicable to CorneaGen required by law in addition to all other licenses, applications and consents applicable to CorneaGen necessary for SR to provide the Services contemplated by this Agreement;

(d) as of the Effective Date, there is no claim, suit, proceeding or other investigation pending, or to CorneaGen’s knowledge, threatened, which is likely to prevent or materially affect CorneaGen’s ability to perform its obligations hereunder.

11.3 Disclaimer of Other Representations and Warranties. THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY PRODUCTS OR ANY SERVICES RENDERED HEREUNDER, OR ANY TECHNOLOGY, MATERIALS OR INFORMATION THAT MAY BE PROVIDED HEREUNDER OR USED IN SUCH SERVICES OR INCORPORATED INTO SUCH PRODUCTS.

12. Indemnification Obligations and Procedures.

12.1 Indemnification of CorneaGen by SR. SR shall indemnify CorneaGen and its Affiliates and each of its or their directors, officers, and employees (collectively, the “CorneaGen

Indemnified Parties”) and defend and hold each of them harmless from and against all Claims, including any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) incurred in the defense or settlement thereof or in damages awarded therein (collectively, “Losses”) to the extent arising out of or resulting from: (a) any breach by SR of this Agreement; (b) the fraudulent or willful act or omission of any SR Indemnified Party or other SR representative; and (c) infringement of any Intellectual Property of a Third Party incorporated into SR Background Intellectual Property or Equipment used in the Manufacture of the Product; provided that SR’s obligation to indemnify CorneaGen shall be reduced to the extent that any such Losses arise out of or result from any activities for which CorneaGen is obligated to indemnify SR under Section 12.2.

12.2 Indemnification of SR by CorneaGen. CorneaGen shall indemnify SR and its Affiliates and each of its or their directors, officers, and employees (collectively, the “SR Indemnified Parties”) and defend and hold each of them harmless from and against all Claims, including any and all Losses to the extent arising out of or resulting from: (a) any breach of this Agreement by CorneaGen; (b) defects in or infringement of any Intellectual Property of a Third Party arising out of SR’s use of the CorneaGen Background Intellectual Property, Primary Raw Material and Manufacturing Protocol in the performance of Services in accordance with the terms of this Agreement and the applicable SOW; or (c) the fraudulent or willful act or omission of any CorneaGen Indemnified Party or other CorneaGen representative; provided that CorneaGen’s obligation to indemnify SR shall be reduced to the extent that any such Losses arise out of or result from any activities for which SR is obligated to indemnify CorneaGen under Section 12.1.

12.3 Indemnification Procedures; Calculation of Losses. An “Indemnitor” means the indemnifying party. An “Indemnitee” means a CorneaGen Indemnified Party or SR Indemnified Party, as applicable, who shall be represented through the Party to this Agreement with whom they are associated. An Indemnitee shall notify the Indemnitor of any Claim which may be the subject of the other Party’s indemnification obligations hereunder. Subject to Section 12.4, the Indemnitor shall have the sole right to defend, negotiate, and settle such Claims and is solely responsible for fully indemnifying the Indemnitee; provided that the Indemnitor shall keep Indemnitee informed of the progress and status of any Claim. The Indemnitee shall be entitled to participate in the defense of such matter and to employ counsel at its costs and expense to assist in such defense (unless the Indemnitor is not actively and vigorously defending such Claim in which case the Indemnitor shall be responsible for the fees, costs and expenses of Indemnitee’s counsel); provided, however, that the Indemnitor shall have final decision-making authority regarding all aspects of the defense of any Claim, so long as: (a) the Indemnitor is actively and vigorously defending such Claim, (b) Indemnitee is fully and finally released from all liability in respect of such Claim at the Indemnitor’s sole cost and expense and (c) such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth in this Agreement without the Indemnitee’s prior written consent. The Indemnitee shall provide the Indemnitor with such information and assistance as the Indemnitor may reasonably request, at the expense of the Indemnitor. Losses incurred by an Indemnitee shall be net of (a) all amounts recovered under the Indemnitee’s insurance and (b) all tax benefits received by reason of such Losses. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense. It is understood that only SR or CorneaGen may claim indemnity under this Article 12 (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

12.4 Settlement. No Indemnitee shall settle any Claim without the prior written consent of the Indemnitor and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. If requested by the Indemnitor, the Indemnitee shall, at the Indemnitor’s sole cost and expense, cooperate with the Indemnitor and its legal representatives in the investigation and defense of any Claim that is the subject of Section 12.1 or Section 12.2 and, if appropriate and related to the Claim in question, in making any counterclaim against the Third Party claimant, or any cross complaint against any other party (other than an Indemnitee or its Affiliates), all at the reasonable expense of the Indemnitor. The Indemnitor shall advance any fees, costs and expenses necessary to permit such Indemnitee to cooperate with the Indemnitor in connection with any such Claim or counterclaim.

12.5 Waiver of Certain Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, HOWEVER CAUSED, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.6 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY’S LIABILITY IN CONNECTION WITH THIS AGREEMENT EXCEED TWO TIMES THE AMOUNTS PAID BY CORNEAGEN TO SR FOR SERVICES DURING THE [***] PRECEDING THE DATE WHEN THE LIABILITY AROSE. NOTHING IN SECTION 12.5 OR THIS SECTION 12.6 IS INTENDED TO LIMIT ANY OBLIGATION OF CORNEAGEN TO PAY FOR FEES, COSTS AND EXPENSES FOR SERVICES PROVIDED BY SR UNDER THIS AGREEMENT (INCLUDING, FOR CLARITY, UNDER ANY SOW OR CHANGE ORDER).

13. Term and Termination.

13.1 Term. This Agreement shall take effect as of the Effective Date and, unless earlier terminated pursuant to this Article 13, shall expire on the ten-year anniversary of the Effective Date.

13.2 Termination Rights.

(a) Subject to the terms and conditions of this Article 13,

(i) CorneaGen may terminate this Agreement upon one (1) year's prior written notice to SR (in which case the Termination Effective Date shall be the later of (A) the end of such one (1) year period and (B) completion of all existing SOWs).

(ii) If the Parties fail to execute the second SOW within ninety (90) days after CorneaGen’s submission for initial regulatory approval of the Finished Product, either party may terminate this Agreement upon thirty (30) days prior written notice to the other party (in which case the Termination Effective Date shall be the later of (A) the end of such thirty (30)-day period and (B) completion of all existing SOWs). For clarity, the Parties acknowledge and agree that the second SOW is mainly for Manufacturing the Product at new Facility called as new-CPC and includes, among other things, (a) the method of calculation of the Batch Fees based upon the NHI Price and (b) minimum order requirement, taking into SR’s contribution to the Product.

(b) Each Party may terminate this Agreement or any signed SOWs that are pending by written notice to the other Party, upon the occurrence of any of the following:

(i) the other Party files a petition in bankruptcy, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law other than a reorganization under Chapter 11 of Title 11 of the U.S. Code (which proceedings remain undismissed for sixty (60) days) or any analogous provision under Japan law;

(ii) the other Party fails to cure any material breach of this Agreement within fifteen (15) days after receiving written notice from the other Party of such breach; or

(iii) a force majeure event notified pursuant to Section 14.2 that prevents the other Party’s performance (in whole or substantial part) of this Agreement or any pending SOW for a period of at least forty-five (45) days. In the case of a force majeure event relating solely to a pending SOW, the right to terminate shall be limited to such SOW.

The Termination Effective Date of a termination under any clause of this Section 13.2(b) shall be effective upon receipt by the non-terminating Party of the written notice of termination or such longer period as the Parties may agree in writing, which notice shall specify the grounds for termination.

13.3 Effect of Termination. Upon the receipt of an invoice following the Termination Effective Date, CorneaGen shall (a) purchase from SR all in-process and existing inventories of Product Manufactured under this Agreement at the cost and for the price invoiced therefor in the applicable pending SOW(s) and (b) pay SR all fees, costs and expenses specified in the applicable pending SOWs, including those related to (i) all Services, including all in-process Services, (ii) all monthly fees, (iii) all out-of-pocket non-cancelable expenses incurred (or accrued and unbilled as of such date) in connection with this Agreement, (iv) all unused materials ordered under any pending SOWs and all residual inventories of work-in-progress, (v) all amounts in respect of irrevocable commitments to Third Parties made pursuant to any SOWs and (vi) interest due on any past due amounts, in each case to through the Termination Effective Date (or expiration, as applicable) (the amounts set forth in this Section 13.3, the “Close-Out Amounts”). Following the expiration or the Termination Effective Date, SR shall Delivery any and all quantities of Product Manufactured through the Termination Effective Date.

13.4 Return of Materials/Confidential Information. Upon the expiration or termination of this Agreement for any reason, Recipient agrees, and to the extent not prohibited by Applicable Law, to return to Discloser all documentation or other tangible evidence or embodiment of Discloser’s Confidential Information that is not required by Applicable Law, rules or regulations to be retained by Recipient. SR shall also promptly return to CorneaGen all Primary Raw Materials.

13.5 Survival. Expiration or termination of this Agreement (or any SOW) for any reason shall not relieve either Party of any right or obligation accruing prior to such expiration or through the Termination Effective Date, including, for clarity, termination or expiration of this Agreement or any SOW shall be without prejudice to (a) CorneaGen’s right to receive Product purchased from SR or (b) SR’s right to receive any Close-Out Amounts or other amounts payable under this Agreement. Further, the provisions of Article 1, Sections 2.3, Article 4, Sections 5.4 through 5.6, Articles 6 through 10, Section 11.3, Articles 12, Sections 13.3 through 13.5 and Article 14, the provisions of the applicable SOW(s) and Quality Agreement, and any obligation, or liability of either Party under this Agreement or under any ancillary agreement executed in connection herewith, or any subsequent addenda hereto or thereto that by its nature and intent remains valid after termination or expiration shall survive the Termination Effective Date or expiration of this Agreement. Each covenant shall expire following its full performance and Section 10 shall survive until the [***] anniversary of such termination or expiration Sections 11.1 and 11.2 shall survive until the [***] anniversary of such termination or expiration.

14. Miscellaneous.

14.1 Independent Contractor. All Services shall be rendered by SR as an independent contractor for all purposes. This Agreement does not create an employer-employee, partnership, agency or joint venture relationship between the Parties. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party or to bind the other Party to any contract, agreement or undertaking unless expressly so authorized in writing by the other Party.

14.2 Force Majeure. Neither Party shall be liable for failure or delay in fulfilling or performing any provision of this Agreement when such failure or delay is caused by or results fire, floods, epidemics, war, riots, or acts of God (“force majeure”). The Party affected by any event of force majeure shall promptly notify the other Party, explaining the nature, details and expected duration of the force majeure event. Such Party shall also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other Party of the cessation of any such event. A Party affected by an event of force majeure shall use its commercially reasonable efforts to remedy, remove, or mitigate such event and the effects of it with all reasonable dispatch. If a Party anticipates that an event of force majeure may occur, such Party shall notify the other Party of the nature, details and expected duration of the force majeure event. Upon termination of the event of force majeure, the performance of any suspended obligation or duty shall promptly recommence. For the avoidance of doubt, no Party may claim a force majeure to excuse its performance pursuant to an SOW with respect to any conditions existing at the time such SOW is entered into.

14.3 Notices. All notices must be in writing in Japanese and sent to the address for the recipient set forth in this Agreement below or at such other address as the recipient may specify in writing pursuant to this Section 14.3. All notices must be given by (a) personal delivery, with receipt acknowledged; or (b) prepaid certified or registered mail, return receipt requested; (c) prepaid recognized next business day or express delivery service; or (d) electronic correspondence or facsimile transmission with electronic confirmation of such receipt. Notices shall be effective upon receipt or at a later date stated in the notice.

If to SR, to:

[***]

If to CorneaGen, to:

[***]

With copy to:

[***]

14.4 Binding Agreement; Assignment. This Agreement shall bind and inure to the benefit of the Parties and their respective successors, heirs, and assigns. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement in connection with the acquisition of substantially all of the assets of the transferring Party related to this Agreement or a majority in voting power of the capital stock or equity interests of the transferring Party (whether pursuant to a merger, consolidation, sale of equity interests or otherwise). Any purported assignment in violation of the preceding sentence shall be void.

14.5 Entire Agreement. This Agreement, together with the attached Appendices and all SOWs, Quality Agreements and Change Orders (including the Initial SOW), each of which are incorporated into this Agreement, and the JDA constitute the entire agreement between the Parties with respect to the specific subject matter of this Agreement and all prior and contemporaneous negotiations, agreements, representations, understandings and commitments with respect to such subject matter are superseded. This Agreement satisfies CorneaGen’s obligation to enter into “Service Agreements” set forth in Section 4 of the JDA. SR represents and warrants that it has the requisite power and authority to bind SUMITOMO with respect to the subject matter of this Section 14.5.

14.6 No Modification. This Agreement may be changed only by a writing signed by authorized representatives of each Party.

14.7 Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision shall be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the Parties, within the limits of applicable laws, rules or regulations.

14.8 Governing Law; Venue. This Agreement shall be governed by the laws of Japan (without giving effect to its principles of conflict of laws). At the request of a Party, any controversy or claim arising out of or relating to any provision of the Agreement or any breach thereof that cannot be settled through direct discussions, shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC). The arbitration will be conducted in English and will be held in Tokyo, Japan. The award of the arbitration shall be final and binding upon the Parties. Judgment upon such award may be entered in any court having jurisdiction thereof.

14.9 Remedies; No Duplicate Recovery. Termination of this Agreement by a Party shall not be an exclusive remedy and all other remedies shall be available to the terminating Party, in equity and at law. If any set of facts or circumstances form the basis of a claim under more than one provision in this Agreement (including, for clarity, any SOW and/or any Quality Agreement), either Party may pursue relief under any or all of such provisions, but in no event shall either Party be entitled to duplicate or multiple recovery for any loss arising from or relating to the same set of facts or circumstances.

14.10 Waiver of Rights. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, shall not constitute a waiver by such Party of the future enforcement of such Party’s rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by an authorized representative of the waiving Party, as applicable.

14.11 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and shall not be construed as conferring any rights on any other persons.

14.12 Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. The headings of this Agreement are included solely for convenience of reference only, do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement. Whenever used in this Agreement, (a) the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders, (b) the word “or” has the inclusive meaning represented by the phrase “and/or”, unless the context expressly requires otherwise (e.g., if the word “either” is used in the applicable phrase); (c) the words “include,” “includes” and “including” or any similar expression means without limiting the generality of any description preceding such term are deemed to be followed by the phrase “but not limited to” without limiting the generality of any description preceding such term even when not followed by such words. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

14.13 Further Assurances. Each Party shall promptly do and perform all further acts, and execute and deliver all further documents required by law or reasonably requested by the other Party to establish, maintain and protect the respective rights and remedies of the Parties and to carry out and effect the intent and purpose of this Agreement.

14.14 Joint Liability. CorneaGen US and CorneaGen Japan shall be jointly and severally liable for its respective or their breach of CorneaGen’s representations, warranties or obligations contained in this Agreement.

14.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CORNEAGEN INC.

By:	/s/ Robert J. Stevens
Name: Robert J. Stevens
Title: Chief Technology Officer

CORNEAGEN JAPAN, LLC

By: CorneaGen Inc.,
Title: Chief Technology Officer

By:	/s/ Robert J. Stevens
Name: Robert J. Stevens
Title: Chief Technology Officer, CorneaGen Inc.

S-RACMO CO., LTD.

By:	/s/ Atushi Tsuchida
Name: Atsushi Tsuchida
Title: President